EXHIBIT 99

FOR IMMEDIATE RELEASE                           Contact: Mr. Charles R. Ofner
                                                         (281)496-5000

                 Reading & Bates Announces Acquisition of
              Semisubmersible Accommodation Unit "Allegheny"


October 1, 1997, Houston, Texas...Reading & Bates Corporation (RB-NYSE) announced today that its wholly owned subsidiary, Reading & Bates Drilling Co., has purchased the semisubmersible accommodation unit "Allegheny" from Enserch Exploration Inc., Mobil Oil Corporation and Reading & Bates Development Co. for $34.2 million. The Aker H-3 design semisubmersible was originally built as a drilling unit, but was converted to an accommodation vessel in 1978. Prior to commencing any upgrade, the unit will be marketed to operators for conversion back to the full drilling mode in various geographic locations worldwide with different water depth and upgrade specifications.

Paul B. Loyd, Jr., the Company's Chairman, Chief Executive Officer and President stated, "We are very pleased to have finalized this purchase as we believe it is one of the last quality hulls in the market available for upgrade to a high-specification drilling unit. We have already seen demand among clients for the unit after such an upgrade and are thus confident that a high rate of return project can be developed which will increase shareholder value."

Reading & Bates Corporation is a New York Stock Exchange listed company, providing offshore drilling services throughout the world. Its wholly owned subsidiary, Reading & Bates Development Co., engages in the business of acquiring interests in offshore oil and gas properties and thereby participates in reservoir risk sharing. Through its TOPS joint venture, a full range of field development contracting alternatives is offered to oil and gas companies, including such services as drilling, marine and subsea construction and production services. In July Reading & Bates and Falcon Drilling Company Inc. announced that they have agreed to combine their companies into a new company-- R&B Falcon Corporation--which will operate the world's largest offshore drilling fleet.

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